                            IPALCO ENTERPRISES, INC.

                           OFFER TO PURCHASE FOR CASH

                  UP TO 12,000,000 SHARES OF ITS COMMON STOCK

            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $34.00

                    PER SHARE NOR LESS THAN $29.00 PER SHARE

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
      12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, MARCH 27, 1997,
                         UNLESS THE OFFER IS EXTENDED.

TO OUR CLIENTS:

    Enclosed for your consideration is the Offer to Purchase, dated February 28, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") setting forth an offer by IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), to purchase up to 12,000,000 shares of its Common Stock, no par value per share (the "Shares") (including the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of June 28, 1990, between the Company and First Chicago Trust Company of New York, as the Rights Agent), at prices not greater than $34.00 nor less than $29.00 per Share, net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer, including a letter to shareholders from John R. Hodowal, Chairman of the Board and President of the Company.

    The Company will determine a single per Share price (not greater than $34.00 nor less than $29.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will enable it to purchase 12,000,000 Shares (or such lesser number of Shares as are validly tendered) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration. The Purchase Price will be paid net to the tendering shareholders in cash with respect to all Shares purchased. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or invalid tenders will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date (as defined in the Offer to Purchase). See Section 1 of the Offer to Purchase.

    WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE SPECIMEN LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, and if so, at what price.

    Your attention is called to the following:

    (1) You may tender Shares at prices (in multiples of $0.25), not greater than $34.00 nor less than $29.00 per Share, as indicated in the attached instruction form, net to you in cash.

    (2) The Offer is for up to 12,000,000 Shares, constituting approximately 21% of the total Shares outstanding as of February 28, 1997. Although it has no present intention of so doing, the Company reserves the right to purchase more than 12,000,000 Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered, but is subject to certain other conditions.

    (3) The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern Standard Time, on Thursday, March 27, 1997, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or at any time after April 24, 1997, if they have not been accepted for payment.

    (4) As described in the Offer to Purchase, if more than 12,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority:

        (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any shareholder who was as of the close of business on February 28, 1997, and will continue to be at the Expiration Date, the beneficial owner of an aggregate of fewer than 100 Shares (an "Odd Lot Owner") (including any Shares held in the Dividend Reinvestment Plan but excluding Shares held in a Thrift Plan account) all of which are being tendered (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and

        (b) after purchase of all of the foregoing Shares, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a PRO RATA basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan or the Thrift Plan).

    Notwithstanding clause (b) above, the Company reserves the right, but is not obligated, to purchase prior to purchasing any other Shares referred to in clause (b), all Shares tendered by a shareholder who has tendered at or below the Purchase Price all Shares owned, beneficially or of record, and as a result of the proration contemplated by clause (b) would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that are purchased pursuant to the Offer in an amount sufficient to allow the exercise of the right (i.e., the number of Shares that would be owned by all shareholders who would become Odd Lot holders as a result of the proration contemplated by clause (b)).

    (5) You will not be obligated to pay any brokerage commissions or solicitation fees on the purchase of Shares by the Company pursuant to the Offer. Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    (6) If you owned beneficially an aggregate of fewer than 100 Shares (including Shares held in the Dividend Reinvestment Plan but excluding Shares allocated to your account in the Thrift Plan) as of the close of business on February 28, 1997, and expect to continue to own fewer than 100 Shares as of the Expiration Date, and you instruct us to tender at or below the Purchase Price on your behalf all such Shares on or prior to the Expiration Date and check the box captioned "Odd Lots" in the instruction form, all such Shares will be accepted for purchase before proration, if any, of the purchase of other tendered Shares.

    (7) If you wish to tender some Shares at one price and other Shares at another price, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept, although the same Shares cannot be tendered at more than one price.

    THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

    If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

    YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

    THE OFFER IS BEING MADE TO ALL HOLDERS OF SHARES. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Dillon, Read & Co. Inc., as the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                  INSTRUCTIONS

                   WITH RESPECT TO OFFER TO PURCHASE FOR CASH

                  UP TO 12,000,000 SHARES OF ITS COMMON STOCK

            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            IPALCO ENTERPRISES, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 28, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), to purchase up to 12,000,000 shares of its Common Stock, no par value per share (the "Shares") (including the associated common stock purchase rights), at prices not greater than $34.00 nor less than $29.00 per Share, net to the undersigned in cash, upon the terms and subject to the conditions of the Offer.

    This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.
                          PRICE (IN DOLLARS) PER SHARE
                       AT WHICH SHARES ARE BEING TENDERED
            CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR
           IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.
              SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

 / / The undersigned wants to maximize the chance of having the Company purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this one box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares at, and is willing to accept, the Purchase Price resulting from the Dutch auction tender process. This action could result in receiving a price per Share as low as $29.00 or as high as $34.00.

           *** CHECK EITHER THE BOX ABOVE OR CHECK ONE BOX BELOW ***
               SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

/ / $29.00 / / $30.00 / / $31.00 / / $32.00 / / $33.00 / / $34.00
/ / $29.25 / / $30.25 / / $31.25 / / $32.25 / / $33.25
/ / $29.50 / / $30.50 / / $31.50 / / $32.50 / / $33.50
/ / $29.75 / / $30.75 / / $31.75 / / $32.75 / / $33.75

                                    ODD LOTS

    Check this box ONLY if Shares are being tendered by or on behalf of a person owning beneficially an aggregate of fewer than 100 Shares (including Shares held in the Dividend Reinvestment Plan but excluding Shares allocated to your account in the Thrift Plan) as of the close of business on February 28, 1997.

/ / By checking this box, the undersigned represents that the undersigned beneficially owned on February 28, 1997, and will continue to beneficially own at the Expiration Date, an aggregate of fewer than 100 Shares (including Shares held in the Dividend Reinvestment Plan but excluding Shares allocated to your account in the Thrift Plan) and is tendering all of such Shares.

Number of Shares to be Tendered:               SIGN HERE

Shares*
                                               Signature(s)

                                               Signature(s)

                                               Name:
(Taxpayer Identification or
Social Security Number)

                                               Name:

                                               Address:
(Area Code and Telephone Number)

                                                                                  (Zip Code)

Date:, 1997

------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.